Exhibit 10.57

April 21, 2020

Perceptron, Inc.

47827 Halyard Drive

Plymouth, Michigan 48170

Attention: President

Subject:  Consent to SBA PPP Loan (“Consent”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 4, 2017 between Perception, Inc., a Michigan corporation (“Borrower”) and Chemical Bank, a division of TCF National Bank (“Bank”) (as amended from time to time, the “Credit Agreement”).  Unless otherwise defined in this letter, all capitalized terms used herein shall have the meanings given them in the Credit Agreement.

Borrower has requested that Bank consent to its obtaining a loan (“SBA PPP Loan”) under the SBA’s Payment Protection Program established under the Coronavirus Aid, Relief and Economic Security Act and the related rules and regulations, as applicable, as amended from time to time (collectively, the “Applicable Provisions”).

Notwithstanding anything to the contrary contained in the Credit Agreement and the Loan Documents, including without limitation any restrictions on Borrower’s incurrence of Debt, Borrower is permitted to incur Debt in the form of an SBA PPP Loan.  In  addition, notwithstanding anything to the contrary contained in the Credit Agreement and the Loan Documents: (a) a SBA PPP Loan (other than interest thereon, to the extent not eligible for forgiveness) shall be disregarded for purposes of calculating any of the financial covenants contained in the Credit Agreement, provided, however, that, for purposes of such financial covenant calculations, if any portion of the SBA PPP Loan is not forgiven, the unforgiven portion of such SBA PPP Loan (i) will not be disregarded in such calculations and (ii) will be deemed to have been incurred as of the date on which Borrower receives the proceeds of the SBA PPP Loan, (b) the receipt by Borrower of the proceeds of the SBA PPP Loan shall not trigger a mandatory prepayment or constitute a prepayment event under the Credit Agreement and (c) the SBA PPP Loan is unsecured.

In consideration of the issuance of this Consent, Borrower covenants and agrees to (a) use all proceeds of the SBA PPP Loan exclusively for uses that are eligible for forgiveness under the Applicable Provisions and not maintain any such proceeds in a sweep or similar account, including, without limitation, any account that would sweep the funds and apply them to the Indebtedness, (b) use its commercially reasonable efforts to conduct its business in a manner that maximizes the amount of the SBA PPP Loan that may be forgiven under the Applicable Provisions, (c) maintain all records required to be submitted in connection with the forgiveness of the SBA PPP Loan, (d) apply for forgiveness of the SBA PPP Loan in accordance with the

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Applicable Provisions promptly following the first date on which Borrower may apply for such forgiveness by submitting its application and all related supporting documentation required by the SBA or the lender providing the SBA PPP Loan, (e) provide the Bank with a copy of such application and all such supporting documentation, promptly following submission.  Borrower agrees that the failure to comply with the covenants and agreements contained in this Consent shall constitute an additional Event of Default under the Credit Agreement.

This Consent shall become effective (according to the terms hereof) on the date that the Bank shall have received fully executed signature pages of this Consent, in each case duly executed and delivered by Borrower.

Borrower hereby certifies to Bank as of the date hereof that (a) its execution and delivery of this Consent Letter are within its powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the matters contemplated in this Consent Letter, of any governmental body, agency or authority, and this Consent will constitute valid and binding obligations on it enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof (except to the extent such representations specifically relate to an earlier date), provided that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), and (c) on and as of the date hereof, upon giving effect to this Consent, no Default or Event of Default shall have occurred and be continuing.

Except as expressly specifically set forth herein, this Consent not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants) or any of the other Loan Documents, or to constitute a waiver or release by Bank of any right, remedy, Collateral, Default or Event of Default under the Credit Agreement or any of the other Loan Documents. Furthermore, this Consent shall not affect in any manner whatsoever any rights or remedies of Bank with respect to any other non-compliance by Borrower or any other Loan Party with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

This Consent may be executed in counterpart, in accordance with Section 11.1 of the Credit Agreement.

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Very truly yours,

/s/ David W. Leslie

David W. Leslie

Vice President

CHEMICAL BANK, a division of TCF National Bank

Acknowledged and Agreed:

PERCEPTION, INC.

By: /s/ Jay W. Freeland

Jay Freeland

Its:  Chairman and Interim President and

       Chief Executive Officer

Date:  April 21, 2020

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